Exhibit 107

Calculation of Filing Fee Tables

Form F-3

(Form Type)

Boqii Holding Limited

(Exact Name of Registrant as Specified in its Charter)

Not Applicable

(Translation of Registrant’s Name into English)

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Class A Ordinary shares, par value $0.001 per share(4)		(2)

	Equity security	Warrants		(2)

	Others	Units		(2)

	Unallocated (Universal) Shelf	-	457(o)	(2)	(3)	$260,000,000	$0.0001102	$28,652(3)		-	-

Fees Previously Paid	-	-	-	-	-	-	-	-	-	-	-	-

Carry Forward Securities

Carry Forward Securities	-	-	-	-	-	-	-	-	-	-	-	-

		Total Offering Amounts				$260,000,000		$28,652

		Total Fees Previously Paid				-		-

		Total Fee Offsets				-		-

		Net Fee Due				-		$28,652

(1)

Includes (i) securities initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the securities are first bona fide offered to the public; and (ii) securities that are issuable upon the exercise of the underwriters’ over-allotment option to purchase additional shares. These securities are not being registered for the purposes of sales outside of the United States.

(2)

The registrant is hereby registering an indeterminate number of securities of each identified class as may from time to time be offered at unspecified prices or upon conversion, exchange or exercise of securities registered hereunder to the extent such securities are, by their terms, exercisable for, such securities. The maximum aggregate offering price of all securities covered by this registration statement will not exceed $260,000,000. The securities registered hereunder include securities that may be purchased by underwriters to cover over-allotments, if any. In addition, pursuant to Rule 416 under the Securities Act, the Class A ordinary shares being registered hereunder include such indeterminate number of ordinary shares as may be issuable with respect to the shares being registered hereunder as a result of share subdivision or consolidation, share dividends, or similar transactions.

(3)

The registration fee has been calculated pursuant to Rule 457(o) under the Securities Act on the basis of the maximum aggregate offering price of the securities listed. The proposed maximum aggregate offering price of each class of securities offered by the registrant will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of securities pursuant to the General Instruction II.C. of Form F-3 under the Securities Act.

(4)

Each American Depositary Share represents four and a half (4.5) Class A ordinary shares, par value $0.001 per share. Ordinary shares may be in the form of American Depositary Shares. American Depositary Shares issuable on deposit of the ordinary shares registered hereby have been registered under the Registration Statement on Form F-6 (Registration No. 333-248968), which was filed with the Securities and Exchange Commission on September 22, 2020.